FOR IMMEDIATE RELEASE

November 1, 2013

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. November 1, 2013……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced that on October 31, 2013 it closed on the acquisition of a 122,522 square foot industrial building located at 231 Theater Drive, Blair County, Allegheny Township, Duncansville, PA  at a purchase price of $8,990,000.  The property is net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation.  The building is situated on approximately 14 acres.

Michael P. Landy, President and CEO, commented, “Situated midway between Harrisburg and Pittsburgh in Altoona, Pennsylvania our new FedEx Ground facility is very well located. Altoona is a major rail hub that is seeing increased demand as a result of the shale related activity that has been taking place in the region. Two of the world’s largest natural gas reservoirs, the Marcellus and Utica Shale basins are situated beneath the ground throughout much of Pennsylvania. While it is still very early in the drilling process, these abundant resources will have a very favorable impact on the entire region for decades to come.

With this transaction, Monmouth has acquired four properties totaling approximately 1,007,000 square feet in the past two weeks at an aggregate cost of $58,579,441. In addition to this FedEx facility, the other three single tenant, built-to-suit industrial properties are net-leased to The American Bottling Company/Dr Pepper Snapple, Ralcorp/Conagra, and International Paper Company. The lease terms are 10.5 years, 20 years, and 10 years, respectively. We anticipate continued growth throughout fiscal 2014.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-nine industrial properties and one shopping center located in twenty-seven states, containing a total of approximately 10.6 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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